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                                                                   EXHIBIT 4.24

                             CHANCELLOR CORPORATION
                     12655 N. Central Expressway, Suite 321
                              Dallas, Texas 75243

                               September 30, 1995


Mr. Steven Dinetz
President and Chief Executive Officer
Chancellor Corporation
12655 N. Central Expressway, Suite 321
Dallas, Texas  75243

               Re: Consolidation Amendment and Restatement of Stock Options Granted January 10, 1994 and October 12, 1994

Dear Mr. Dinetz:

          This letter consolidates, amends and restates the terms and conditions set forth in (i) the grants made by Chancellor Corporation, a Delaware corporation (the "Company"), to you (the "Grantee") on January 10, 1994 of options to purchase shares of Nonvoting Stock, $0.01 par value per share (the "Stock"), of the Company and (ii) the 6 grants made by the Company to the Grantee on October 12, 1994 of options to purchase shares of Stock of the Company. The purpose of this consolidated, amended and restated grant agreement is to continue to provide the Grantee an opportunity to purchase shares of Stock in return for assisting the Company in meeting or exceeding its financial objectives.

          The 9 stock option grants made by the Company to the Grantee on January 10, 1994 and October 12, 1994 were for an aggregate 5,976,415 underlying shares of Stock. These 7 stock option grants are hereby consolidated and amended and restated as follows:

          1. Grant of Options

          The Company hereby grants to the Grantee, as a matter of separate inducement and not in lieu of any salary or other compensation for his services, the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth in this agreement, an aggregate of 5,179,912 shares of Stock (the "Option Shares") at a price (the "Exercise Price") of (i) $1.25 per share in cash with respect to 2,925,333 shares of Stock and (ii) $1.40 in cash with respect to 2,254,579 shares of Stock, all subject to the terms and conditions set forth herein.

          The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company

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shall at all times have reserved for issuance a sufficient number of shares of
Stock to permit the Grantee to acquire the Option Shares on the terms and conditions provided herein.

          2.   Vesting and Exercise

               (a) For purposes of this agreement, the Option Shares shall become exercisable ("Vested Shares") as set forth below:

          The Option Shares with an Exercise Price of $1.25 are subject to the following vesting schedule:


          585,066          exercisable on and after January 10, 1995
          585,066          exercisable on and after January 10, 1996
          585,066          exercisable on and after January 10, 1997
          585,066          exercisable on and after January 10, 1998
          585,069          exercisable on and after January 10, 1999

          The Option Shares with an Exercise Price of $1.40 are subject to the following vesting schedule:


          450,915          exercisable on and after October 12, 1995
          450,915          exercisable on and after October 12, 1996
          450,915          exercisable on and after October 12, 1997
          450,915          exercisable on and after October 12, 1998
          450,919          exercisable on and after October 12, 1999

provided that, with respect to all Option Shares, except as otherwise provided in Section 2(b) or Section 3 below, the Grantee is an employee of the Company on each such date.

               (b) In addition, the Board of Directors of the Company may, in its sole discretion, accelerate the vesting schedule set forth in paragraph (a) above.

               (c) Subject to the relevant provisions and limitations contained herein, the Grantee may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this agreement. In no event shall the Grantee be entitled to exercise the Option for any unvested shares or for a fraction of a Vested Share. Unless earlier terminated in accordance with this agreement, the Option Shares with an Exercise Price of $1.25 shall automatically terminate and become null and void on January 10, 2004 and the Option Shares with an Exercise Price of $1.40 shall automatically terminate and become null and void on October 12, 2004.

               (d) Any exercise by the Grantee of the Option shall be in writing addressed to the corporate secretary of the Company at its principal place of business and shall (i) state the number of shares of Stock being purchased pursuant to such exercise and (ii) be accompanied by payment of the full amount of the aggregate Exercise Price of the shares so purchased. Notwithstanding the foregoing, with the consent of the Company's Compensation

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Committee the Grantee may pay all or a portion of the aggregate Exercise Price of the shares to be purchased by delivery to the Company of shares of Stock having a Fair Market Value (as defined below) equal to such aggregate Exercise Price or by the withholding from the number of shares of Stock (or, pursuant to Section 7(a) below, other securities or property) receivable upon such exercise of the Option of a number of shares of Stock (or such other securities or property) having a Fair Market Value equal to such aggregate Exercise Price (it being understood that such withholding shall be taken first from any cash to be received by the Grantee upon exercise of the Option).

          3.   Termination of Employment; Change of Control

               (a) Upon termination of the Grantee's employment with the Company (including any subsidiary corporation) for Cause (as defined below) or Financial Cause (as defined below), or if the Grantee shall terminate his employment with the Company (including any subsidiary corporation) without Good Reason (as defined below), the Grantee's interest in the Option shall automatically terminate and become null and void on the 30th day following the date of such termination, and the Grantee shall not be able to exercise the Option for any Vested Shares thereafter.

               (b) If the Grantee shall die while in the employ of the Company (including any subsidiary corporation), all Option Shares shall immediately become Vested Shares and the Grantee's legal representative, or the person, if any, who acquired the Grantee's interest in the Option by bequest or inheritance, may, not later than 1 year from the date of the Grantee's death, exercise the Option, to the extent not previously exercised.

               (c) If the Grantee's employment with the Company is terminated because he is unable to discharge his duties under his existing or future employment arrangement with the Company (including any subsidiary corporation) for a period of 6 consecutive months, or for a total of 6 months in any 12-month period, by reason of physical or mental illness, injury or incapacity, all Option Shares shall immediately become Vested Shares and the Grantee or his legal representative may, not later than one (1) year from the date of termination of the Grantee's employment, exercise the Option, to the extent not previously exercised.

               (d) Upon the termination of the Grantee's employment with the Company (including any subsidiary corporation) as a result of dismissal without Cause or Financial Cause, or upon the Employee's voluntary resignation of such employment for Good Reason, all Option Shares shall immediately become Vested Shares.

               (e) Upon a Change of Control (as defined below), all Option Shares shall become Vested Shares.

          4.   Transferability

          The Option is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Grantee's lifetime, only by the Grantee. The Option may not be assigned, transferred (except by will or the laws of descent and

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distribution), pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option, contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

          5.   Registration

          Unless there is in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of the Option Shares (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act), the Grantee will, upon the exercise of the Option in accordance with the terms and conditions hereof, deliver to the Company a certificate pursuant to which the Grantee (i) represents and warrants to the Company that the Optionee is an "accredited investor" within the meaning of the rules and regulations under the Securities Act and that the Option Shares then being purchased by the Grantee pursuant to the Option are being acquired for investment only and not with a view to the resale or distribution thereof; (ii) acknowledges and confirms that the Option Shares purchased may not be sold unless registered for sale under the Securities Act or pursuant to an exemption from such registration (in which case an opinion of counsel satisfactory to the Company shall be supplied to the Company by the Grantee prior to the consummation of such sale to the effect that such sale is exempt from registration under the Securities Act); and (iii) agrees that the certificates evidencing such Option Shares shall bear a legend to the effect of the foregoing.

          6.   Withholding Taxes

          By acceptance hereof, the Grantee hereby (i) agrees to reimburse the Company or any subsidiary corporation by which the Grantee is employed for any federal, state, or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of the Grantee's exercise of all or a portion of the Option: (ii) authorizes the Company or any subsidiary corporation by which the Grantee is employed to withhold from any cash compensation paid to the Grantee or on the Grantee's behalf, an amount sufficient to discharge any federal, state, and local taxes imposed on the Company, or the subsidiary corporation by which the Grantee is employed, and which otherwise has not been reimbursed by the Grantee, in respect of the Grantee's exercise of all or a portion of the Option; and (iii) agrees that the Company or any subsidiary corporation by which the Grantee is employed, may, in its discretion, hold the stock certificate to which the Grantee is entitled upon exercise of the Option as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise which is equal (in the judgment of such corporation) to the amount to be withheld.

          7.   Adjustment of Shares and Price

               (a) In the event of any change in the outstanding shares of Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-

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up, split off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Board of Directors of the Company shall cause an appropriate adjustment to be made to each outstanding Option Share, and if appropriate, the Exercise Price, such that the Option shall thereafter be exercisable for such securities, cash, and/or other property as would have been received in respect of the Option Shares subject to the Option had the Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Option Shares" after any such change shall refer to the securities, cash, and/or property then receivable upon exercise of the Option.

          8. Miscellaneous

          This agreement is not a contract of employment and the terms of the Grantee's employment shall not be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein. Nothing herein shall be construed to impose any obligation on the Company or any parent or subsidiary corporation thereof to continue the Grantee's employment. This agreement shall be governed by the laws of the State of Texas (without giving effect to principles of conflict of laws). This agreement may be amended if such amendment is in writing and signed by the Grantee and an authorized officer of the Company.

          9. Definitions

          In addition to the terms specifically defined elsewhere in this agreement, as used in this agreement, the following terms shall have the respective meanings indicated:

          (a) "Cause" shall mean (i) fraud, dishonesty, unethical practices or gross misconduct in office on the part of the Grantee, (ii) a material breach by the Grantee of any of his obligations under his employment arrangement which is not cured within 30 days after written notice from the Company to the Grantee, (iii) a material failure to perform the Grantee's duties as an employee of the Company, the Chancellor Broadcasting Company or any of their subsidiaries, as determined by the Board of Directors, which failure is not cured within 60 days after written notice from the Board of Directors to the Grantee, or (iv) conviction of the Grantee for fraud, misappropriation, embezzlement or any felony.

          (b) "Change of Control" shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group or related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to Hicks, Muse, Tate & Furst Incorporated and any of its affiliates (the "HM Group"); (ii) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the HM Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

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          (c) "Continuing Director" shall mean, as of the date of termination, any Person who (i) was a member of the Board of Directors of the Company on the date of this agreement, (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a member of the HM Group.

          (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (e) "Fair Market Value" shall, as it relates to the Stock, mean the average of the high and low prices of the Stock as reported on the principal national securities exchange on which the shares of Stock are then listed on the date specified herein, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market, or if such shares are not traded in the over-the-counter market, the per share cash price for which all of the outstanding Stock could be sold to a willing purchaser in an arms length transaction (without regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) at the date of the event giving rise to a need for a determination. Except as may be otherwise expressly provided in a particular Option, Fair Market Value shall be determined in good faith by the Board of Directors of the Company.

          (f) "Financial Cause" shall mean (i) that either (A) the Company, the Chancellor Broadcasting Company or any of their subsidiaries shall violate any financial covenant contained in any debt instrument or agreement to which the Company, the Chancellor Broadcasting Company or any of its subsidiaries is a party or by which it may be bound or (B) the Grantee shall act or fail to act with respect to a matter for which the Grantee is directly responsible, in either case with the result that such violation, action, or failure to act (x) results in the acceleration of the maturity of any debt of the Company, the Chancellor Broadcasting Company or any of their subsidiaries or (y) enables (or, with the giving of notice or lapse of time or both, would enable) the holder or holders of such debt to accelerate the maturity thereof and such violation, action or failure to act remains uncured for a period of 91 consecutive days, or (ii) the Company or the Chancellor Broadcasting Company shall fail to meet at least 90% of its budgeted operating income, as approved by the Board of Directors, for two consecutive fiscal years.

          (g) "Good Reason" shall mean: (i) any change in the Grantee's functions, duties or responsibilities from his current position without the Grantee's consent if such change would (A) reduce the Grantee's functions, duties, or responsibilities from those currently in effect to a level that is not commensurate with those of an executive in the Grantee's position prior to such change (it being understood that the reassignment of any of the Grantee's functions, duties, or responsibilities (other than those customarily performed by a chief executive officer of a business of comparable size and complexity) to one or more other persons who report directly or indirectly to the Grantee shall not be

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     considered a reduction of the Grantee's functions, duties or responsibilities), or (B) cause the Grantee's position with the Company and the Chancellor Broadcasting Company to become one of lesser importance or scope; and (ii) any material breach of any employment agreement between the Grantee and the Company and the Chancellor Broadcasting Company by the Company or the Chancellor Broadcasting Company which is not cured within 30 days after written notice from the Grantee to the Company and/or the Chancellor Broadcasting Company.

          (h) "Person" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust, or other entity.

          Please indicate your acceptance of all the terms and conditions of this consolidated, amended and restated grant agreement by signing and returning a copy of this letter. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                                             Very truly yours,



                                             CHANCELLOR CORPORATION

                                             By:
                                                -----------------------------
                                             Name:    Eric W. Neumann
                                             Title:   Senior Vice President

ACCEPTED AND AGREED TO as of the date first above written:


- -----------------------------
STEVEN DINETZ